Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Prospectus Supplement dated October 3, 2018 of Select Income REIT relating to the registration of 24,918,421 of its common shares of beneficial interest, which forms part of the Registration Statement (Form S-3 No. 333-227661) of Select Income REIT, and to the incorporation by reference therein of our reports dated February 26, 2018, with respect to the consolidated financial statements and schedule of Government Properties Income Trust, and the effectiveness of internal control over financial reporting of Government Properties Income Trust, and of our report dated February 16, 2018, with respect to the consolidated financial statements and schedules of Select Income REIT, included in the Annual Report (Form 10-K) of Government Properties Income Trust for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

October 3, 2018